Exhibit 99.3

Consent of Morgan Stanley & Co. Incorporated

We hereby consent to the use in Amendment No. 2 to the Registration Statement on Form S-4 (File No. 333-172888) of Alpha Natural Resources, Inc. and in the Joint Proxy Statement/Prospectus of Alpha Natural Resources, Inc. and Massey Energy Company, which is part of the Registration Statement, of our opinion dated January 28, 2011 appearing as Annex C to such Joint Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the headings “Summary—The Merger—Opinions of Financial Advisors,” “The Merger—Background of the Merger,” “The Merger—Alpha’s Reasons for the Merger and Recommendation of Alpha’s Board of Directors,” and “The Merger—Opinion of Alpha’s Financial Advisor.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. INCORPORATED

By:	/s/ Brian Healy
Brian Healy
Managing Director

New York, New York

April 21, 2011